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+--------+                                    UNITED STATES
| FORM 5 |                         SECURITIES AND EXCHANGE COMMISSION
+--------+                                Washington, D.C. 20549

[_] Check box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

[_] Form 3 Holdings Reported

[_] Form 4 Transactions Reported
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1.  Name and Address of Reporting Person*

       EASTMAN                       BRAD
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        (Last)                      (First)                        (Middle)

                        1360 POST OAK BLVD., SUITE 2100
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                                   (Street)

        HOUSTON                      TEXAS                           77056
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol  QUANTA SERVICES, INC. - PWR
                                             -----------------------------------

3.  I.R.S. or Social Security Number of Reporting Person
    (Voluntary)
               --------------

4.  Statement for Month/Year  DECEMBER 2000
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Day/Year)
                                                   -----------------------------

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    [ ] Director    [X] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

                 VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL

7.  Individual or Joint/Group Reporting  (Check Applicable Line)

    _X_ Form filed by One Reporting Person

    ___ Form filed by More than One Reporting Person

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Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title of Security         2. Trans-    3. Trans-     4. Securities Acquired (A)   5. Amount of        6. Owner-    7. Nature
   (Instr. 3)                   action       action        or Disposed of (D)           Securities          ship         of In-
                                Date         Code          (Instr. 3, 4 and 5)          Beneficially        Form:        direct
                                (Month/      (Instr. 8)                                 Owned at            Direct       Bene-
                                Day/                                                    End of              (D) or       ficial
                                Year)                                                   Year                Indirect     Owner-
                                                                 (A) or                 (Instr. 3 and 4)    (I)          ship
                                                        Amount   (D)        Price                           (Instr. 4)   (Instr. 4)
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Common Stock                                                                                689(1)(2)           D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see instruction
  4(b)(v).

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 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                                                   ---------------------------
                                                                                                         (A)         (D)

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Employee Stock Option               23.5400            2/18/00               A                    22,500(2)
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6. Date Exer-          7. Title and Amount of            8. Price         9. Number            10. Owner-         11. Na-
   cisable and            Underlying Securities             of               of Deriv-             ship Form          ture
   Expiration             (Instr. 3 and 4)                  Deriv-           ative                 of De-             of In-
   Date                                                     ative            Secur-                rivative           direct
   (Month/Day/                                              Secur-           ities                 Secu-              Bene-
   Year)                                                    ity              Bene-                 rity:              ficial
                                                            (Instr. 5)       ficially              Direct             Owner-
 --------------------------------------------                                Owned                 (D) or             ship
 Date          Expira-              Amount or                                at End                Indi-              (Instr. 4)
 Exer-         tion         Title   Number of                                of Year               rect (1)
 cisable       Date                 Shares                                   (Instr. 4)            (Instr. 4)

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   (3)       2/17/10   Common Stock  22,500(2)                              22,500(2)                 D
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Explanation of Responses:

(1) Includes 514 shares acquired under the Quanta Services, Inc. employee stock purchase plan in July 2000 and January 2001.
(2) As adjusted to reflect a 3 for 2 stock split on April 10, 2000.
(3) The Option vests in four equal installments beginning on 2/18/01.



         /s/ BRAD EASTMAN                    2/13/01
       --------------------------------  -----------------
       **Brad Eastman                         Date

   ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.